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                                                                  Exhibit 3.13.1

                        CERTIFICATE OF AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF


                           SHORE STONE COMPANY, INC.
                    (For Use by Domestic Corporations Only)

To:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

     1.  The name of the corporation is Shore Stone Company, Inc.

     2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 28th day of November, 1990:

     RESOLVED, that Article 7 of the Certificate of Incorporation be added to read as follows:

          7.  Personal Liability of Directors and Officers.  A director or
              --------------------------------------------
     officer shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. As used in this section, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

     3.  The number of shares entitled to vote upon the amendment was 100.

     4. That in lieu of a meeting and vote of the shareholders and in accordance with the provisions of Section 14A:5-6, the amendment was adopted by the shareholders without a
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meeting pursuant to the written consents of the shareholders and the number of shares represented by such consents is 100 shares.

Dated this 28/th/ day of November, 1990.

                                        SHORE STONE COMPANY, INC.


                                        By:  /s/ Arlene E. Kraus
                                             -----------------------------------
                                        Arlene E. Kraus, as its Chairman
                                        of the Board and Chief Executive Officer
                                        ----------------------------------------
                                        (Type or Print Name and Title)

                                       2
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     I, The Secretary of State of the State of New Jersey, DO HEREBY CERTIFY
that the foregoing is a true copy of CERTIFICATE OF AMENDMENT and the endorsements thereon, as the same is taken from and compared with the original filed in my office on the 30th day of Nov., A.D. 1990 and now remaining on file and of record therein.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this day 30th of Nov., A.D. 1990.

                                /s/ Joan Haberle
                               ---------------------------------------------
                               SECRETARY OF STATE
(Seal)